American Funds Fundamental Investors One Market Street, Steuart Tower, Suite 2000 San Francisco, CA 94105-1409 Telephone (415) 421-9360 Fax (415) 393-7140

June 30, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$198,266
Class B	$797
Class C	$3,330
Class F1	$25,463
Class F2	$11,516
Total	$239,372
Class 529-A	$6,782
Class 529-B	$44
Class 529-C	$460
Class 529-E	$223
Class 529-F1	$338
Class R-1	$266
Class R-2	$1,375
Class R-3	$10,370
Class R-4	$14,019
Class R-5	$11,622
Class R-6	$24,913
Total	$70,412

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2500
Class B	$0.0770
Class C	$0.0739
Class F1	$0.2413
Class F2	$0.3033
Class 529-A	$0.2310
Class 529-B	$0.0489
Class 529-C	$0.0588
Class 529-E	$0.1793
Class 529-F1	$0.2788
Class R-1	$0.0780
Class R-2	$0.0898
Class R-3	$0.1806
Class R-4	$0.2462
Class R-5	$0.3128
Class R-6	$0.3239

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	792,305
Class B	9,931
Class C	44,851
Class F1	106,039
Class F2	38,493
Total	991,619
Class 529-A	29,580
Class 529-B	873
Class 529-C	7,853
Class 529-E	1,250
Class 529-F1	1,228
Class R-1	3,395
Class R-2	15,140
Class R-3	56,857
Class R-4	56,628
Class R-5	37,322
Class R-6	78,780
Total	288,906

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$45.64
Class B	$45.53
Class C	$45.46
Class F1	$45.61
Class F2	$45.63
Class 529-A	$45.59
Class 529-B	$45.61
Class 529-C	$45.56
Class 529-E	$45.56
Class 529-F1	$45.57
Class R-1	$45.46
Class R-2	$45.45
Class R-3	$45.54
Class R-4	$45.56
Class R-5	$45.65
Class R-6	$45.64